EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534


STOCK TRADED:  NYSE
TICKER SYMBOL: TR			Wednesday, February 20, 2013

       TOOTSIE ROLL INDUSTRIES, INC. BOARD OF DIRECTORS
            DECLARES REGULAR AND SPECIAL DIVIDENDS

February 20, 2013


Gentlemen:

Please be advised that on the above date, the Board of Directors of Tootsie Roll Industries, Inc. took the following action:

1.	The Board declared a regular quarterly cash dividend of $.08
(8 cents) per share payable on March 27, 2013 to shareholders of record of the Common Stock and of the Class B Common Stock at the close of business on March 5, 2013.

2.	The Board declared an extra 3% stock dividend payable on April
5, 2013 to shareholders of record of the Common Stock and Class B Common Stock at the close of business on March 5, 2013. The stock dividend is payable in Common Stock to holders of Common Stock and in Class B Common Stock to holders of Class B Common Stock. Fractional shares will be settled by payment in cash at a rate equal to the closing price per share of the Common Stock of the Company on the New York Stock Exchange on the record date, March 5, 2013. The cut-off date for brokers' requisitions is March 28, 2013.

3.	The Board of Directors fixed May 6, 2013 as the date of the Annual
Meeting of the Shareholders, to be held in Richmond, Virginia, and fixed March 5, 2013 as the record date for shareholders entitled to notice of and to vote at the meeting. The only matters to be voted upon at the Annual Meeting are the election of directors and ratification of the appointment of the auditors. Proxy Material will be mailed on or about March 25, 2013.

4.	The shares to be issued in payment of the stock dividend are not entitled to receive the cash dividend payable March 27, 2013 or to receive notice of or to vote at the Annual Meeting to be held May 6, 2013.

5.	The Common Stock is listed on the New York Stock Exchange; the
Class B Common Stock is not.

6.	American Stock Transfer and Trust Company, 6201 15th Avenue,
Brooklyn, New York 11219, the Transfer Agent for our Company, will disburse the dividends and mail the Notice of Annual Meeting and Proxy Material. Paula Caroppoli, Account Administrator (718-921-8275) is in charge of our account.

For confirmation of the foregoing, call the undersigned at (773) 838-3400.

Sincerely,
TOOTSIE ROLL INDUSTRIES, INC.

/S/BARRY BOWEN
Barry Bowen
Treasurer